EXHIBIT 21.1

Subsidiaries

Paladin Realty Income Properties, L.P.

Glenwood Housing Partners I, LLC

PRIP 10637, LLC

Springhurst Housing Partners, LLC

PRIP 3700, LLC

PRIP 801, LLC